Exhibit 99.1

Molson Coors Reports Higher Net Sales and Lower After-Tax Income For the Second Quarter 2011

Company Also Announces New Three-Year, $1.2 Billion Stock Repurchase Program

  Net income from continuing operations attributable to MCBC: $224.3 million, -5.7% ($1.19 per diluted share)(1)
  Underlying after-tax income(2): $231.6 million, -1.2% ($1.23 per diluted share)
  Net sales: $933.6 million, +5.7%
  Worldwide beer volume: 13.07 million hectoliters, -2.8%

DENVER & MONTREAL--(BUSINESS WIRE)--August 2, 2011--Molson Coors Brewing Company (NYSE: TAP; TSX) today reported 5.7 percent higher net sales, a 5.7 percent decrease in net income from continuing operations, and a 1.2 percent decrease in underlying after-tax income for the second quarter 2011, driven by lower sales volumes, higher commodity inflation and investments in the Company’s international business, largely offset by positive pricing, continued cost reductions and favorable foreign currency movements.

Molson Coors president and chief executive officer Peter Swinburn said, “In the second quarter, underlying after-tax income decreased about 1%. Positive beer pricing, cost reductions in our core businesses and favorable foreign exchange were offset by the impact of continuing weak economic conditions, commodity inflation and investments in our international business in the quarter.”

Stock Repurchase Program

Molson Coors Brewing Company also announced today that its Board of Directors has approved a new program authorizing the repurchase, effective immediately, of up to $1.2 billion of the Company’s Class B Common stock, with an expected program term of three years.

“In the past several years, we have continued to strengthen the Company’s balance sheet, added new brands and businesses in select markets, and doubled our dividends,” said Peter Swinburn. “The combination of substantial cash generation and cash balances now also permits us to use our cash to increase returns to shareholders through a stock repurchase program.”

“This announcement reflects our continued confidence in the future growth and cash generating potential of our Company. We are in a strong position to increase cash returns to Molson Coors shareholders while preserving the financial flexibility to explore growth opportunities and strengthen our balance sheet,” said Stewart Glendinning, Molson Coors Chief Financial Officer.

Molson Coors plans to purchase its Class B Common stock from time to time, principally in the open market or through private transactions. The number, price and timing of the repurchases will be at the Company’s sole discretion and will be evaluated depending on market conditions, liquidity needs or other factors. The Company’s board of directors may suspend, modify or terminate the program at any time without prior notice.

Cost Savings Highlights

In the second quarter 2011, the Company delivered $12 million of Resources for Growth Two (RFG2) cost reductions.

MillerCoors achieved $18 million of synergies in the quarter to complete its three-year synergy program. MillerCoors has delivered $546 million in synergies since beginning operations on July 1, 2008, surpassing the original commitment to deliver $500 million by June 30, 2011. MillerCoors also delivered incremental cost savings of $9 million in the quarter. Molson Coors receives 42 percent of these synergies and incremental cost savings.

Foreign Exchange

The Company’s second quarter results include the benefit of favorable foreign currency movements, which increased underlying pretax income approximately $6 million.

Effective Tax Rate

The Company’s second quarter effective tax rate was 16 percent on a reported basis and 17 percent on an underlying basis. The Company now estimates that its full-year 2011 effective tax rate will be in the range of 15 percent to 19 percent on an underlying basis, assuming no further changes in tax laws.

2nd Quarter Business Segment Results

Following are the Company’s second quarter 2011 results by business segment:

Canada Business

Canada underlying pretax income decreased 4.5 percent to $139.9 million in the quarter. Increased pricing, reductions in marketing, general and administrative expense and favorable foreign currency were more than offset by mid-single-digit volume declines and the resulting fixed-overhead deleverage. These results reflect a $5 million(3) benefit from a 6 percent year-over-year strengthening in the Canadian dollar versus the U.S. dollar.

Canada sales-to-retail (STRs) for the quarter decreased 4.2 percent driven by continued industry weakness and competitive price discounting in key regions. This represents a market share decline of approximately three-fourths of a point from a year ago, partially driven by a challenging share comparison versus the second quarter last year, when the company grew market share more than one-and-a-half points. Canadian beer industry STRs decreased an estimated 2.4 percent in the second quarter.

Molson Coors Canada sales volume was 2.4 million hectoliters in the quarter, down 3.9 percent. Net sales per hectoliter increased 2.2 percent in local currency due equally to continued positive pricing and the addition of contract brewing sales to North American Breweries.

Cost of goods sold per hectoliter increased 7.7 percent in local currency in the quarter, driven by the impacts of fixed-cost deleveraging from lower volumes, input inflation, sales mix, and the cost of brewing beer under our contract brewing agreement with North American Breweries.

Marketing, general and administrative expenses decreased 4.4 percent in local currency due to lower overhead expenses.

United States Business (MillerCoors)(4)

Molson Coors underlying U.S. segment pretax income increased 5.6 percent to $172.2 million in the quarter.

MillerCoors Operating and Financial Highlights

MillerCoors underlying net income for the quarter, excluding special items, increased 2.6 percent to $399.8 million, driven by positive pricing, favorable brand mix and continued strong cost management.

MillerCoors domestic STRs declined 2.7 percent due to continued industry headwinds. Domestic sales-to-wholesalers (STWs) declined 3.1 percent.

Domestic net revenue per hectoliter increased 2.9 percent, driven by favorable pricing and brand mix. Total company net revenue per hectoliter, including contract brewing and company-owned distributor sales, increased 3.5 percent.

Cost of goods sold per hectoliter increased 2.3 percent, due to higher aluminum, freight and fuel costs, which were partially offset by synergies and other cost savings.

Marketing, general and administrative costs increased 0.4 percent, driven primarily by higher information system expense, partially offset by cost savings.

Depreciation and amortization expenses in the quarter were $72.6 million, and additions to tangible and intangible assets totaled $62.5 million.

United Kingdom Business

U.K. underlying pretax income increased by 6.1 percent to $34.7 million in the quarter, driven by a temporary reduction in marketing spending, a decrease in defined-benefit pension expense and favorable foreign currency movements, partially offset by lower volumes as a result of cycling the FIFA World Cup in 2010. The British Pound appreciated approximately 9 percent versus the U.S. Dollar, which improved pretax earnings by approximately $3 million.

U.K. owned-brand STRs decreased 5.7 percent due to cycling the benefit of the World Cup. The Company’s U.K. market share increased in the quarter, as total U.K. beer industry volume decreased approximately 10 percent.

Net sales per hectoliter of owned brands increased 7 percent in local currency, driven by the impact of positive sales mix in the quarter, especially the addition of the Modelo brands.

Cost of goods sold per hectoliter of owned brands increased 16 percent in local currency, with nearly all the change due to sales mix, including the addition of the Modelo brands, along with input inflation and fixed-cost deleverage from lower volumes.

Marketing, general and administrative expense decreased 7 percent in local currency, due to lower marketing and pension expense, partly offset by higher sales force and information systems costs.

International and Corporate

The underlying pretax loss for International and Corporate was $67 million in the quarter, a 16.1 percent increase, primarily due to higher investments in international businesses and brands, along with a $2.0 million increase in Corporate net interest expense. Approximately one-fourth of the $10 million loss in the International businesses was driven by quarterly timing differences, as well as integration costs related to the new Cobra joint venture in India.

International business volume was 54 percent higher in the quarter, primarily due to the addition of the Si’hai brands in China and the Modelo brands in Japan, along with growth of Carling in Europe and Coors Light in Latin America and China. Marketing, general and administrative expense for International was $20.2 million in the quarter, an increase of $7.1 million, due to increased marketing, sales and other investments in our priority international markets.

Corporate marketing, general and administrative expense was $28.3 million in the quarter, an increase of $0.5 million.

Corporate net interest expense was $29.1 million, an increase of $2 million compared to a year ago, due primarily to foreign currency movements and moderately higher debt levels this year.

Special and Other Non-Core Items

The following special and other non-core items have been excluded from underlying pretax earnings.

During the quarter, the Company reported net special charges of $11.0 million pretax, which was driven by a $7.6 million reduction in fixed asset values and early retirement incentive expenses of $1.2 million in Canada, along with UK and Canada restructuring charges of $3.0 million, which were partly offset by a $2.0 million gain related to a reduction in the Company’s guarantee of Ontario Beer Store debt.

Other non-core items resulted in a $0.1 million pretax gain, due to a reduction in an environmental reserve.

During the quarter, MillerCoors reported special charges totaling $1.1 million, primarily related to costs associated with the joint venture integration. This equates to $0.4 million at Molson Coors’ 42 percent economic ownership share.

2011 Second Quarter Earnings Conference Call

Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2011 second quarter results. The Company will provide a live webcast of the earnings call.

The Company will also host an online, real-time webcast of an Investor Relations Follow-up Session with financial analysts and institutional investors at 2:00 p.m. Eastern Time. Both webcasts will be accessible via the Company’s website, www.molsoncoors.com. Online replays of the webcasts will be available until 11:59 p.m. Eastern Time on November 2, 2011. The Company will post this release and related financial statements on its website today.

Footnotes:

(1) Unless otherwise indicated, all $ amounts are in U.S. Dollars and all comparative results are for the Company’s fiscal second quarter ended June 25, 2011, compared to the fiscal second quarter ended June 26, 2010.

(2) The Company calculates non-GAAP underlying income by excluding special and other non-core items from the nearest U.S. GAAP earnings measure, net income from continuing operations attributable to MCBC. To calculate underlying income in the second quarter of 2011, the Company excluded non-core gains, losses and expenses, as well as special items. For further details, please see the section “Special and Other Non-Core Items”, along with tables for reconciliations to the nearest U.S. GAAP measures.

(3) Note that local currency results for Canada exclude the $2.7 million negative impact of foreign currency hedges in Other (Expense) Income, net, in the second quarter of 2011, and a $1.1 million negative impact in the second quarter of 2010, as it is meaningful to consider these hedges only when viewing the Canada segment in U.S. dollars.

(4) MillerCoors, a U.S. joint venture of Molson Coors Brewing Company and SABMiller plc, was launched on July 1, 2008. Molson Coors has a 42 percent economic interest in MillerCoors, which is accounted for using the equity method. Molson Coors’ interest in MillerCoors results, along with certain adjustments under U.S. GAAP, is reflected in “Equity Income in MillerCoors.” This release includes reconciliation from MillerCoors Net Income to Molson Coors Brewing Company Equity Income in MillerCoors and Non-GAAP U.S. Segment Underlying Pretax Income (see Table 4).

Forward-Looking Statements

This press release includes estimates or projections that constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words “believe,” expect,” intend,” anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historic in nature. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, pension plan costs; availability or increase in the cost of packaging materials; our ability to maintain manufacturer/distribution agreements; impact of competitive pricing and product pressures; our ability to implement our strategic initiatives, including executing and realizing cost savings; changes in legal and regulatory requirements, including the regulation of distribution systems; increase in the cost of commodities used in the business; our ability to maintain brand image, reputation and product quality; our ability to maintain good labor relations; changes in our supply chain system; additional impairment charges; the impact of climate change and the availability and quality of water; the ability of MillerCoors to integrate operations and technologies; lack of full-control over the operations of MillerCoors; the ability of MillerCoors to maintain good relationships with its distributors; and other risks discussed in our filings with the SEC, including our Annual Report on Form 10-K for the year-ended December 25, 2010, which are available from the SEC. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

Reconciliations to Nearest U.S. GAAP Measures

Molson Coors Brewing Company
Table 1: 2011 Second Quarter Underlying After-Tax Income
(After-Tax Income From Continuing Operations, Excluding Special and Other Non-Core Items)
($ In Millions, Except Per Share Data)
(Note: Some numbers may not sum due to rounding.)
		2011 2nd Q	2010 2nd Q
U.S. GAAP: Income from continuing operations attributable to MCBC, net of tax:		224.3	237.8
	Per diluted share:	$1.19	$1.27
Add back/(less):
Pretax special items - net		11.0	15.8
Proportionate share of MillerCoors pretax special items - net (1)		0.4	(0.6)
Environmental litigation reserve (2)		(0.1)	0.1
(Gain)/loss related to the cash-settled total return swap (2)		-	(21.9)
Tax effects related to special and other non-core items		(4.0)	3.3
Non-GAAP: Underlying after-tax income:		231.6	234.5
	Per diluted share:	$1.23	$1.25
Notes:
(1) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income
(2) Included in Other Income (Expense), net

Molson Coors Brewing Company
Table 2: 2011 Second Quarter Underlying Pretax Income
(Pretax Income From Continuing Operations, Excluding Special and Other Non-Core Items)
($ In Millions)
(Note: Some numbers may not sum due to rounding.)
	Business				Total
	Canada	U.S.	U.K.	MCI and Corporate	Consolidated
U.S. GAAP: 2011 2nd Q Income (loss) from continuing operations before income taxes	$131.8	$171.8	$32.3	$(67.4)	$268.5
Add back/(less):
Pretax special items - net	8.1	-	2.4	0.5	11.0
Proportionate share of MillerCoors pretax special items - net (1)	-	0.4	-	-	0.4
Environmental reserve (2)	-	-	-	(0.1)	(0.1)
Non-GAAP: 2011 2nd Q underlying pretax income (loss)	$139.9	$172.2	$34.7	$(67.0)	$279.8
Percent change 2011 2nd Q vs. 2010 2nd Q underlying pretax income (loss)	-4.5%	5.6%	6.1%	-16.1%	-1.7%
U.S. GAAP: 2010 2nd Q Income (loss) from continuing operations before income taxes	$131.9	$163.6	$32.0	$(36.4)	$291.1
Add back/(less):
Pretax special items - net	14.6	-	0.7	0.5	15.8
Proportionate share of MillerCoors pretax special items - net (1)	-	(0.6)	-	-	(0.6)
Environmental reserve (2)	-	-	-	0.1	0.1
Gain related to the cash-settled total return swap (2)	-	-	-	(21.9)	(21.9)
Non-GAAP: 2010 2nd Q underlying pretax income (loss)	$146.5	$163.0	$32.7	$(57.7)	$284.5
Notes:
(1) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income
(2) Included in Other Income (Expense), net

MillerCoors LLC
Table 3: 2010 Second Quarter Underlying Net Income
(Net Income, Excluding Special Items)
(In Millions)
	Three Months Ended		Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010

U.S. GAAP - Net income attributable to MillerCoors:	$398.7	$391.2	$633.4	$599.8
(Less)/add back: Special items, net	1.1	(1.5)	2.5	7.1
Non-GAAP - Underlying net income:	$399.8	$389.7	$635.9	$606.9

Pretax and after-tax underlying income should be viewed as a supplement to, not a substitute for, our results of operations presented on the basis of accounting principles generally accepted in the United States. Our management uses underlying income as a measure of operating performance to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and in communications with the board of directors, stockholders, analysts and investors concerning our financial performance. We believe that underlying income performance is used by and is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to evaluate our performance without regard to items such as special items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure.

Molson Coors Brewing Company
Table 4: Reconciliation of Net Income Attributable to MillerCoors to MCBC U.S. Segment Underlying Pretax Income
(In Millions)

	Three Months Ended		Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Net Income Attributable to MillerCoors	$398.7	$391.2	$633.4	$599.8
Multiply: MCBC economic interest % in MillerCoors	42%	42%	42%	42%
MCBC proportionate share of MillerCoors net income	$167.4	$164.3	$266.0	$251.9
(Less)/Add: Amortization of the difference between MCBC contributed cost basis and the underlying equity in net assets of MillerCoors (1)	2.5	(0.6)	4.9	1.9
(Less)/Add: Share-based compensation adjustment (2)	1.9	(0.1)	2.1	0.8
US GAAP - Equity Income in MillerCoors	$171.8	$163.6	$273.0	$254.6
(Less)/Add: Proportionate share of MillerCoors special items (3)	0.4	(0.6)	1.0	3.0
U.S. Segment Underlying Pretax Income (Non-GAAP)	$172.2	$163.0	$274.0	$257.6

Notes:
(1) Our net investment in MillerCoors is based on the carrying values of the net assets it contributed to the joint venture which is less than our proportional share of underlying equity (42%) of MillerCoors [contributed by both Coors Brewing Company (CBC) and Miller Brewing Company] by approximately $619 million. This difference is being amortized as additional equity income over the remaining useful lives of long-lived assets giving rise to the difference. For non-depreciable assets, such as goodwill, no adjustment is being recorded. This also includes the impact of impairments and other adjustments occurring since formation that affect the basis difference.

(2) The net adjustment is to record all share-based compensation associated with pre-existing equity awards to be settled in MCBC Class B common stock held by former CBC employees now employed by MillerCoors and to eliminate all share-based compensation impacts related to preexisting SABMiller plc equity awards held by former Miller Brewing Company employees now employed by MillerCoors.

(3) MillerCoors special items were ($1.1) million and $1.5 million for Q2 2011 and Q2 2010, respectively, and ($2.5) million and ($7.1) million for the first half of 2011 and first half of 2010, respectively. MCBC's proportionate share equals 42% of these net special items.

Molson Coors Brewing Company
Table 5: 2011 Second Quarter Worldwide Beer Volume
(In Millions of Hectoliters)
	Thirteen Weeks Ended
	June 25, 2011	June 26, 2010	% Change

Financial Volume:	4.964	5.116	(3.0%)
Royalty Volume:	0.099	0.088	12.5%
Owned Volume:	5.063	5.204	(2.7%)
Proportionate Share of Equity Investment Sales-to-Retail(1):	8.002	8.231	(2.8%)
Total Worldwide Beer Volume:	13.065	13.435	(2.8%)
Notes:
(1) Reflects the addition of Molson Coors Brewing Company's proportionate share of equity method investments (MillerCoors and Modelo Molson) sales-to-retail for the periods presented, adjusted for comparable trading days, if applicable.

Molson Coors Brewing Company and Subsidiaries
Table 6: Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Data)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 25, 2011	June 26, 2010	June 25, 2011	June 26, 2010

Financial Volume in hectoliters	4.964	5.116	8.642	8.871

Sales	$1,383.1	$1,282.6	$2,380.4	$2,229.6
Excise taxes	(449.5)	(399.3)	(756.4)	(685.3)
Net sales	933.6	883.3	1,624.0	1,544.3
Cost of goods sold	(523.9)	(474.8)	(951.1)	(879.2)
Gross profit	409.7	408.5	672.9	665.1
Marketing, general and administrative expenses	(272.5)	(261.2)	(510.9)	(498.7)
Special items, net	(11.0)	(15.8)	(11.0)	(18.4)
Equity income in MillerCoors	171.8	163.6	273.0	254.6
Operating income (loss)	298.0	295.1	424.0	402.6
Interest income (expense), net	(27.7)	(25.4)	(54.5)	(49.8)
Other income (expense), net	(1.8)	21.4	(2.5)	12.8
Income (loss) from continuing operations before income taxes	268.5	291.1	367.0	365.6
Income tax benefit (expense)	(43.2)	(52.2)	(59.3)	(63.9)
Net income (loss) from continuing operations	225.3	238.9	307.7	301.7
(Loss) income from discontinued operations, net of tax	(1.5)	(0.6)	(1.2)	42.0
Net income (loss) including noncontrolling interests	223.8	238.3	306.5	343.7
Less: Net (income) loss attributable to noncontrolling interests	(1.0)	(1.1)	(0.8)	(1.9)
Net income (loss) attributable to MCBC	$222.8	$237.2	$305.7	$341.8

Basic income (loss) per share:
From continuing operations attributable to MCBC	$1.20	$1.28	$1.64	$1.61
From discontinued operations attributable to MCBC	(0.01)	-	(0.01)	0.23
Basic net income (loss) per share	$1.19	$1.28	$1.63	$1.84

Diluted net income (loss) per share:
From continuing operations attributable to MCBC	$1.19	$1.27	$1.63	$1.60
From discontinued operations attributable to MCBC	(0.01)	-	(0.01)	0.23
Diluted net income (loss) per share	$1.18	$1.27	$1.62	$1.83

Weighted average shares - basic	187.1	185.7	187.0	185.6
Weighted average shares - diluted	188.8	187.4	188.8	187.2

Dividends per share	$0.32	$0.28	$0.60	$0.52

Amount attributable to MCBC
Net income (loss) from continuing operations, net of tax	$224.3	$237.8	$306.9	$299.8
(Loss) income from discontinued operations, net of tax	(1.5)	(0.6)	(1.2)	42.0
Net income (loss) attributable to MCBC	$222.8	$237.2	$305.7	$341.8

Molson Coors Brewing Company and Subsidiaries
Table 7: Canada Segment Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 25, 2011	June 26, 2010	June 25, 2011	June 26, 2010

Financial Volume in hectoliters	2.368	2.464	4.081	4.285

Sales	$745.0	$707.3	$1,264.2	$1,217.2
Excise taxes	(180.3)	(165.5)	(305.7)	(285.2)
Net sales	564.7	541.8	958.5	932.0
Cost of goods sold	(291.1)	(265.1)	(516.2)	(485.5)
Gross profit	273.6	276.7	442.3	446.5
Marketing, general and administrative expenses	(130.8)	(128.9)	(243.3)	(241.3)
Special items, net	(8.1)	(14.6)	(10.3)	(16.5)
Operating income (loss)	134.7	133.2	188.7	188.7
Other income (expense), net	(2.9)	(1.3)	(4.7)	(2.5)
Income (loss) before income taxes	$131.8	$131.9	$184.0	$186.2

Molson Coors Brewing Company and Subsidiaries
Table 8: United Kingdom Segment Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 25, 2011	June 26, 2010	June 25, 2011	June 26, 2010

Financial Volume in hectoliters	2.371	2.493	4.142	4.294

Sales	$605.8	$552.4	$1,059.5	$972.5
Excise taxes	(264.1)	(231.9)	(443.1)	(397.0)
Net sales	341.7	320.5	616.4	575.5
Cost of goods sold	(215.5)	(197.5)	(403.5)	(372.1)
Gross profit	126.2	123.0	212.9	203.4
Marketing, general and administrative expenses	(93.2)	(91.4)	(175.6)	(171.5)
Special items, net	(2.4)	(0.7)	(0.2)	(1.3)
Operating income (loss)	30.6	30.9	37.1	30.6
Interest income (expense), net	1.4	1.7	2.9	3.5
Other income (expense), net	0.3	(0.6)	(0.9)	(0.6)
Income (loss) before income taxes	$32.3	$32.0	$39.1	$33.5

Molson Coors Brewing Company and Subsidiaries
Table 9: Molson Coors International and Corporate Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 25, 2011	June 26, 2010	June 25, 2011	June 26, 2010

Financial Volume in hectoliters	0.245	0.159	0.439	0.292

Sales	$33.6	$22.9	$58.0	$39.9
Excise taxes	(5.1)	(1.9)	(7.6)	(3.1)
Net Sales	28.5	21.0	50.4	36.8
Cost of goods sold	(18.6)	(12.2)	(32.7)	(21.6)
Gross profit	9.9	8.8	17.7	15.2
Marketing, general and administrative expenses	(48.5)	(40.9)	(92.0)	(85.9)
Special items, net	(0.5)	(0.5)	(0.5)	(0.6)
Operating income (loss)	(39.1)	(32.6)	(74.8)	(71.3)
Interest income (expense), net	(29.1)	(27.1)	(57.4)	(53.3)
Other income (expense), net	0.8	23.3	3.1	15.9
Income (loss) before income taxes	$(67.4)	$(36.4)	$(129.1)	$(108.7)

MillerCoors LLC (1)
Table 10: Results of Operations
(In Millions)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Volume in hectoliters	21.504	22.275	38.905	40.145

Sales	$2,473.1	$2,485.8	$4,448.4	$4,469.6
Excise taxes	(340.8)	(351.7)	(617.0)	(634.6)
Net sales	2,132.3	2,134.1	3,831.4	3,835.0
Cost of goods sold	(1,268.8)	(1,284.8)	(2,331.8)	(2,363.4)
Gross profit	863.5	849.3	1,499.6	1,471.6
Marketing, general and administrative expenses	(456.0)	(454.0)	(852.0)	(855.2)
Special items, net	(1.1)	1.5	(2.5)	(7.1)
Operating income	406.4	396.8	645.1	609.3
Other income (expense), net	(1.5)	1.0	(1.9)	3.3
Income before income taxes	404.9	397.8	643.2	612.6
Income tax expense	(2.9)	(2.4)	(4.4)	(3.8)
Net income including noncontrolling interests	402.0	395.4	638.8	608.8
Less: Net income attributable to noncontrolling interests	(3.3)	(4.2)	(5.4)	(9.0)
Net income attributable to MillerCoors	$398.7	$391.2	$633.4	$599.8

Notes:
(1) Economic ownership of MillerCoors LLC is 58% held by SABMiller and 42% held by Molson Coors. See Table 5 in the release for a reconciliation from Net Income Attributable to MillerCoors to Molson Coors Equity Income in MillerCoors, and to U.S. Segment Underlying Pretax Income (Non-GAAP).

Molson Coors Brewing Company and Subsidiaries
Table 11: Condensed Consolidated Balance Sheets
(In Millions)
(Unaudited)

	As of
	June 25, 2011	December 25, 2010
Assets

Cash and cash equivalents	$1,184.2	$1,217.6
Receivables, net	853.8	729.5
Inventories, net	223.2	195.0
Other, net	103.5	78.8
Total current assets	2,364.7	2,220.9

Properties, net	1,407.9	1,388.7
Goodwill and intangibles, net	6,308.3	6,144.2
Investment in MillerCoors	2,680.0	2,574.1
Other, net	343.2	369.7
Total assets	$13,104.1	$12,697.6

Liabilities and Equity

Accounts payable	$229.5	$268.2
Accrued expenses and other, net	1,567.9	1,064.6
Current portion of long-term debt and short-term borrowings	50.4	1.1
Total current liabilities	1,847.8	1,333.9

Long-term debt	1,951.1	1,959.6
Pension and post-retirement benefits	463.9	458.6
Other, net	654.6	1,102.9
Total liabilities	4,917.4	4,855.0

Total MCBC stockholders' equity	8,143.8	7,798.8
Noncontrolling interests	42.9	43.8
Total equity	8,186.7	7,842.6
Total liabilities and equity	$13,104.1	$12,697.6

Molson Coors Brewing Company and Subsidiaries
Table 12: Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Twenty-Six Weeks Ended
	June 25, 2011	June 26, 2010

Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$306.5	$343.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	107.1	104.1
Equity income in MillerCoors	(273.0)	(254.6)
Distributions from MillerCoors	273.0	254.6
Change in working capital and other, net	(141.8)	(42.0)
Net cash provided by operating activities	271.8	405.8

Cash flows from investing activities:
Additions to properties	(72.5)	(61.6)
Proceeds from sales of properties and intangible assets	1.2	2.0
Acquisition of businesses, net of cash acquired	(41.3)	(34.2)
Proceeds from settlement of derivative instruments	15.4	-
Payment on discontinued operations	-	(96.0)
Investment in MillerCoors	(470.4)	(623.7)
Return of capital from MillerCoors	376.4	569.3
Other, net	(0.6)	1.7
Net cash used in investing activities	(191.8)	(242.5)

Cash flows from financing activities:
Exercise of stock options under equity compensation plans	6.3	7.1
Dividends paid, net	(113.6)	(97.6)
Net repayments of debt	(8.5)	(5.0)
Other, net	(9.5)	(2.5)
Net cash used in financing activities	(125.3)	(98.0)

Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	(45.3)	65.3
Effect of foreign exchange rate changes on cash and cash equivalents	11.9	(0.9)
Balance at beginning of year	1,217.6	734.2
Balance at end of period	$1,184.2	$798.6

CONTACT:
Molson Coors
News Media
Colin Wheeler, 303-927-2443
or
Investor Relations
Dave Dunnewald, 303-927-2334